Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.Ballyfitness.com Matt Messinger — Tel. (773) 864-6850
BALLY TOTAL FITNESS ANNOUNCES COMMENCEMENT OF SOLICITATION OF
ACCEPTANCES FOR PRE-PACKAGED PLAN OF REORGANIZATION
CHICAGO, June 27, 2007 — Bally Total Fitness (OTC: BFTH), announced today that it has commenced the formal process of soliciting approvals for a prepackaged Chapter 11 plan of reorganization (the “Plan”) from holders of the Company’s 10-1/2% Senior Notes due 2011 (the “Senior Notes”) and 9-7/8% Senior Subordinated Notes due 2007 (the “Senior Subordinated Notes”). The voting agent must receive votes on the Plan no later than 4:00 p.m. ET on July 27, 2007, unless this deadline is extended. Copies of the Plan and the Company’s solicitation materials may be accessed at http://www.kccllc.net/bally. Noteholders seeking additional information about the balloting process may contact Glen Linde of MacKenzie Partners, Inc., the voting agent, at (212) 929-5500 (Call Collect) or (800) 322-2885 (Toll Free).
The Company plans to continue normal club operations during the solicitation period and throughout the pendency of the anticipated bankruptcy case. If the Company does not receive the necessary votes during the solicitation period, it will need to evaluate other options, including filing a traditional, non-prepackaged Chapter 11 case.
The Plan sets out the terms of the reorganization contemplated in the Restructuring Support Agreement (the “RSA”) previously announced on June 18, 2007. Holders of 63% of the Senior Notes and more than 80% of the Senior Subordinated Notes signed the RSA, which requires that they vote in favor of the Plan following receipt of the solicitation materials and subject to certain conditions. Implementation of the Plan is conditioned upon, among other things, receipt of signed consents from 66-2/3% in principal amount and a majority in number of the holders of Senior Notes and of the holders of Senior Subordinated Notes who vote on the Plan. If the Company receives the requisite noteholder approvals, it will proceed to implement the Plan by promptly filing a voluntary prepackaged petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code as described in the solicitation materials.
The Company also announced that it has entered into a Backstop Purchase Agreement with holders of more than 80% of the principal amount of the Senior Subordinated Notes, in which those noteholders have agreed to subscribe in the rights offering to be made pursuant to the Plan for their pro rata share of $90 million in principal amount of new senior subordinated notes (the “Rights Offering Senior Subordinated Notes”) and to purchase their respective pro rata shares of any Rights Offering Senior Subordinated Notes not subscribed for by other noteholders. No offering of the Rights Offering Senior Subordinated Notes will be made through the solicitation; any such offering will be made only pursuant to the terms of the Plan, if approved by the bankruptcy court.

Don R. Kornstein, Interim Chairman and Chief Restructuring Officer, stated, “We are pleased that so many of our noteholders have expressed support for the Plan and look forward to executing it and emerging promptly from Chapter 11 protection. The restructuring process laid out in the Plan will allow us to maximize our resources and enhance our capital structure, better enabling us to invest in our clubs to meet the needs of our members and thereby, facilitate operating performance improvements.”
Copies of the solicitation materials, including the Plan, will be included as exhibits to a Current Report on Form 8-K that the Company will file with the SEC.
About Bally Total Fitness
Bally Total Fitness is among the largest commercial operators of fitness centers in the U.S., with over 375 facilities located in 26 states, Mexico, Korea, China and the Caribbean under the Bally Total Fitness® and Bally Sports Clubs® brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward-Looking Statements
Forward-looking statements in this release including, without limitation, statements relating to the proposed restructuring, are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Statements that are not historical facts, including statements about the Company’s beliefs and expectations are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events. In addition, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks associated with the ability of the Company in advance of and during a reorganization to maintain normal terms with vendors and service providers, maintain contracts that are critical to its operations, retain members and attract, motivate and retain key employees, and other factors that are described in filings of the Company with the SEC, including the Notification of Late Filing on Form 12b-25 filed on March 15, 2007.
The restructuring process presents inherent material uncertainty. It is not possible to determine with certainty the length of time it will take the Company to complete the restructuring, including the timing of an eventual court filing, the effect of any third party proposals for competing plans of reorganization, whether all necessary approvals are ultimately obtained for the reorganization under the proposed terms, whether the prepackaged bankruptcy will be successful, or the outcome of the restructuring in general. In addition, the implementation of a plan of reorganization is dependent upon a number of conditions typical in similar reorganizations, including approval by the requisite creditors and court approval of the Plan.
While the Company is in the process of restructuring, investments in its securities will be highly speculative. If the Plan is implemented as described in this press release, the presently outstanding shares of the Company’s common stock will be extinguished.

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